EXHIBIT 99.1

Jameson Inns, Inc.
8 Perimeter Center East, Suite 8050 Atlanta, Georgia 30346 (770) 901-9020 FAX (770) 901-9550

FOR IMMEDIATE RELEASE

December 31, 2002
Contact:	Craig R. Kitchin
President and Chief Financial Officer (770) 901-9020

JAMESON INNS ANNOUNCES PREFERRED DIVIDENDS FOR FOURTH QUARTER

Atlanta, GA, December 31/PRNewswire/ — Jameson Inns, Inc. (NASDAQ: JAMS), today announced that its Board of Directors has declared the Company’s regular quarterly cash dividend distributions on its two series of preferred shares.

The Board declared a cash dividend of $0.578125 per share of the Company’s 9.25% Series A Cumulative Preferred Stock (NASDAQ: JAMSP) for the fourth quarter of 2002. The cash dividend is payable on January 20, 2003, to shareholders of record on December 31, 2002. The Company currently has approximately 1.27 million Series A preferred shares outstanding.

The Board also declared a cash dividend of $0.425 per share of the Company’s $1.70 Series S Cumulative Convertible Preferred Stock (NASDAQ: JAMSO) for the fourth quarter of 2002. The cash dividend is payable on January 20, 2003, to shareholders of record on December 31, 2002. The Company currently has approximately 2.2 million Series S preferred shares outstanding.

Jameson Inns, Inc. is a REIT that develops and owns the Jameson Inn and Signature Inn limited service hotel properties. For more information, visit the Company’s website at www.jamesoninns.com.